Pricing Supplement dated June 14, 2019

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-212571

$3,255,000 Barclays Bank PLC Bearish Barrier Early Redeemable Market Linked Notes (with daily early redemption observation)

Linked to the Inverse Performance of the S&P 500® Index due June 17, 2021

Investment Description

The Bearish Barrier Early Redeemable Market Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the inverse performance of the S&P 500® Index (the “Underlying”). A Barrier Event will occur if the Closing Level of the Underlying is less than the Lower Barrier (which is equal to 75.00% of the Initial Underlying Level) on any scheduled trading day during the period from but excluding the Trade Date to and including the Final Valuation Date (the “Observation Period”). If a Barrier Event occurs, the Issuer will automatically redeem the Notes and pay the principal amount of the Notes plus a positive return equal to the Conditional Return of 1%. If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the Issuer will pay the principal amount of the Notes at maturity plus a positive return equal to the Conditional Return of 1%. However, if the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will repay the principal amount of the Notes plus a positive return equal to the absolute value of the Underlying Return. Under these circumstances, the Lower Barrier is effectively a cap on the return at maturity. Because the Lower Barrier is equal to 75% of the Initial Underlying Level, the maximum return on the Notes at maturity is 25.00%. If the Notes are automatically redeemed or if the Final Underlying Level is greater than or equal to the Initial Underlying Level, the return on the Notes will be limited to the Conditional Return, regardless of the Underlying Return. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Conditional Return upon Automatic Redemption Following a Barrier Event: The Issuer will automatically redeem the Notes if a Barrier Event occurs and will pay the principal amount plus a positive return equal to the Conditional Return of 1%. No further payments will be made on the Notes.

❑ Conditional Return at Maturity If the Underlying Remains Flat or Appreciates: If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the Issuer will pay the principal amount of the Notes at maturity plus a positive return equal to the Conditional Return of 1%.

❑ Bearish Growth Potential at Maturity Only If the Notes are Not Automatically Redeemed: If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will repay the principal amount of the Notes at maturity plus a positive return equal to the absolute value of the Underlying Return. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	June 14, 2019
	Settlement Date:	June 19, 2019
	Final Valuation Date:	June 14, 2021
	Maturity Date:	June 17, 2021

[1] See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. In addition, the Final Valuation Date and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE RETURN ON THE NOTES MAY BE LESS THAN THE AMOUNT THAT WOULD BE PAID ON A CONVENTIONAL DEBT SECURITY OF THE ISSUER OF COMPARABLE MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Bearish Barrier Early Redeemable Market Linked Notes linked to the S&P 500® Index. The Initial Underlying Level is the Closing Level of the Underlying on the Trade Date. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Underlying	Initial Underlying Level	Lower Barrier	Conditional Return	CUSIP / ISIN
S&P 500® Index (SPX)	2,886.98	2,165.24, which is 75% of the Initial Underlying Level (rounded to two decimal places)	1%	06747MZ74 / US06747MZ747

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$15	$985
Total	$3,255,000	$48,825	$3,206,175

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $983.00 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Bearish Barrier Early Redeemable Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦  You fully understand and are willing and able to accept the risks inherent in an investment in the Notes, including the risk of receiving little positive return on your investment.

♦  You seek an investment with a return linked to the inverse performance of the Underlying, and you believe the Underlying will depreciate over the term of the Notes but not by more than the Lower Barrier on any scheduled trading day during the Observation Period.

♦  You understand and are willing and able to accept that the return on the Notes will be limited to the Conditional Return if the Notes are automatically redeemed or if the Final Underlying Level is greater than or equal to the Initial Underlying Level.

♦  You understand and are willing and able to accept that, if the Notes are not automatically redeemed and if the Final Underlying Level is less than Initial Underlying Level, the return on the Notes will reflect the absolute value of the Underlying Return, which may be less than the Conditional Return, and that, under these circumstances, the Lower Barrier is effectively a cap on the return on the Notes.

♦  You are willing to invest in the Notes based on the Final Valuation Date and Maturity Date specified on the cover of this pricing supplement.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying.

♦  You are willing and able to invest in Notes that may be redeemed early, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

♦  You do not fully understand or are unwilling or unable to accept the risks inherent in an investment in the Notes, including the risk of receiving little positive return on your investment.

♦  You do not seek an investment with exposure to the inverse performance of the Underlying, or you believe the Underlying will appreciate over the term of the Notes or will depreciate below the Lower Barrier on any scheduled trading day during the Observation Period.

♦  You are unwilling or unable to accept that the return on the Notes will be limited to the Conditional Return if the Notes are automatically redeemed or if the Final Underlying Level is greater than or equal to the Initial Underlying Level.

♦  You are unwilling or unable to accept that, if the Notes are not automatically redeemed and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the return on the Notes on the Notes will reflect the absolute value of the Underlying Return, which may be less than the Conditional Return, and that, under these circumstances, the Lower Barrier is effectively a cap on the return on the Notes.

♦  You are unwilling to invest in the Notes based on the Final Valuation Date and Maturity Date specified on the cover of this pricing supplement.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying.

♦  You are unable or unwilling to invest in Notes that may be redeemed early, you are otherwise unable or unwilling hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “S&P 500® Index” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 24 months
Reference Asset[3]:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>“) (the “Underlying”)
Automatic Redemption Feature:

The Notes will be automatically redeemed if a Barrier Event occurs. If the Notes are redeemed, the Issuer will pay you on the Redemption Settlement Date a cash payment per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Conditional Return)

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Redemption Settlement Date:	The third business day after the scheduled trading day on which an automatic redemption has been triggered as set forth under “— Automatic Redemption Feature” above, provided that the Redemption Settlement Date with respect to an automatic redemption triggered on the Final Valuation Date will be the Maturity Date
Payment at Maturity (per Note):

If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the Issuer will pay the principal amount plus a positive return equal to the Conditional Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Conditional Return)

If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will pay the principal amount plus a positive return equal to the absolute return of the Underlying. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × absolute value of the Underlying Return)

Because the payment at maturity will reflect the absolute value of the Underlying Return only if a Barrier Event has not occurred and the Final Underlying Level is less than the Initial Underlying Level, the Lower Barrier is effectively a cap on the return at maturity. Because the Lower Barrier is equal to 75% of the Initial Underlying Level, the maximum return at maturity is 25.00% and the maximum payment at maturity is $1,250.00 per $1,000 principal amount Note. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:

Final Underlying Level – Initial Underlying Level
Initial Underlying Level

If the Notes are not redeemed automatically (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the payment at maturity will be based on the absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the absolute value of the Underlying Return will equal 5%.

Barrier Event:	A Barrier Event occurs if the Closing Level of the Underlying on any scheduled trading day during the Observation Period is less than the Lower Barrier. For purposes of determining whether a Barrier Event has occurred, any scheduled trading day on which a market disruption event has occurred will be disregarded.
Lower Barrier:	75%
Conditional Return:	1.00%
Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Closing Level[3]:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Investment Timeline
Trade Date:	The Initial Underlying Level is observed, the Final Valuation Date and the Maturity Date are set and the Lower Barrier is determined.

Every Day during the Observation Period

The Closing Level of the Underlying is observed.

The Notes will be redeemed automatically if a Barrier Event occurs. If the Notes are redeemed, the Issuer will pay you on the Redemption Settlement Date an amount per Note calculated as follows:

$1,000 + ($1,000 × Conditional Return)

Maturity Date:

If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the Issuer will pay the principal amount plus a positive return equal to the Conditional Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × Conditional Return)

If the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will pay the principal amount plus a positive return equal to the absolute return of the Underlying. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × absolute value of the Underlying Return)

Because the payment at maturity will reflect the absolute value of the Underlying Return only if a Barrier Event has not occurred and the Final Underlying Level is less than the Initial Underlying Level, the Lower Barrier is effectively a cap on the return at maturity. Because the Lower Barrier is equal to 75% of the Initial Underlying Level, the maximum return at maturity is 25.00% and the maximum payment at maturity is $1,250.00 per $1,000 principal amount Note. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

The Issuer will not pay any interest on the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of the Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain changes in or modifications to the Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	The Notes do not pay interest and the return on the Notes may be less than the amount that would be paid on a conventional debt security of comparable maturity — If the Notes are automatically redeemed (because a Barrier Event has occurred), or if the Notes are not automatically redeemed and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the return will be limited to the Conditional Return. Even if the Notes are not automatically redeemed (because a Barrier Event has not occurred), and the Final Underlying Level is less than the Initial Underlying Level, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity. The Notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a return based on negative performance of the Underlying.

♦	The appreciation potential of the Notes is limited by the Lower Barrier if the Notes are not automatically redeemed and the Final Underlying Level is less than the Initial Underlying Level — Because the payment at maturity will reflect the absolute value of the Underlying Return only if a Barrier Event has not occurred and the Final Underlying Level is less than the Initial Underlying Level, the Lower Barrier is effectively a cap on the return at maturity. Because the Lower Barrier is equal to 75.00% of the Initial Underlying Level, the maximum return at maturity is 25.00% and the maximum payment at maturity is $1,250.00 per $1,000 principal amount Note.

♦	The Notes provide inverse exposure to the Underlying — Unlike a hypothetical direct investment in the Underlying or the equity securities included in the Underlying, which would be positively correlated to the return of the Underlying or the equity securities included in the Underlying, the Notes provide inverse (i.e., bearish) exposure to the first 25% decline of the Underlying, if the Notes are not automatically redeemed. The Notes do not provide exposure to any appreciation of the Underlying.

♦	The appreciation potential of the Notes is limited to the Conditional Return if the Notes are automatically redeemed or if the Final Underlying Level is greater than or equal to the Initial Underlying Level — If the Notes are automatically redeemed or if the Notes are not automatically redeemed and the Final Underlying Level is greater than or equal to the Initial Underlying Level, the return on the Notes at maturity will be limited to the Conditional Return, regardless of any appreciation or depreciation of the Underlying, which may be significant.

♦	You may receive a return on the Notes that is lower than the Conditional Return — If a Barrier Event has not occurred and the absolute value of the Underlying Return is less than 1%, the return on the Notes at maturity will be less than the Conditional Return of 1.00% you would have received if the Notes had been automatically redeemed or if the Notes had not been automatically redeemed and the Final Underlying Level is greater than or equal to the Initial Underlying Level.

♦	Repayment of principal applies only if you hold the Notes to maturity or automatic redemption — You should be willing to hold your Notes to maturity or automatic redemption. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of the Underlying is less than the Initial Underlying Level.

♦	Reinvestment Risk — If your Notes are automatically redeemed early, the holding period could be as short as a few business days. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date.

♦	The probability that the Notes will be automatically redeemed depends on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Notes will be automatically redeemed, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on the absolute value of the Underlying Return. However, the Underlying’s volatility can change significantly over the term of the Notes. The level of the Underlying could fall sharply, which could trigger an automatic redemption and result in your receiving only the Conditional Return.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities

Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning (or taking a short position in) the securities composing the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned (or took a short position in) the securities composing the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity or automatic redemption.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

♦	No assurances that the investment view implicit in the Notes will be successful — While the Notes are structured to provide returns in a bearish environment, we cannot assure you of the economic environment during the term or at maturity of the Notes.

♦	The Final Valuation Date and the Maturity Date are pricing terms of the Notes and will be set by us on the Trade Date — We will not set the Final Valuation Date or the Maturity Date until the Trade Date. Therefore, the term of the Notes could be as short as approximately 23 months or as long as approximately 24 months. You should be willing to hold the Notes for up to approximately 24 months. The Final Valuation Date and the Maturity Date selected by us could have an impact on the value of the Notes.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the securities composing the Underlying;

♦	the time to maturity of the Notes;

♦	the likelihood of an automatic redemption being triggered;

♦	the market prices of, and dividend rates on, the securities composing the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlying on any date of determination in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — We expect to treat the notes as “contingent payment debt instruments,” which may have adverse consequences for some U.S. investors. Investors should review carefully the accompanying preliminary pricing supplement and prospectus supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, assuming that the Notes are not automatically redeemed and with the assumptions set forth below.* If the Closing Level of the Underlying is less than the Lower Barrier on any scheduled trading day during the Observation Period, the Notes will be automatically redeemed for a payment upon automatic redemption equal to the Conditional Return of 1%. You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 24 months
Hypothetical Initial Underlying Level:	100.00
Hypothetical Lower Barrier:	75.00 (75% of the hypothetical Initial Underlying Level)
Conditional Return:	1.00%
*	Terms used for purposes of these hypothetical examples do not represent the actual Lower Barrier, Initial Underlying Level or Final Underlying Level. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Level. The actual Initial Underlying Level and Lower Barrier are set forth on the cover of this pricing supplement, and the actual Final Underlying Level will be the Closing Level of the Underlying on the Final Valuation Date. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “S&P 500® Index” below. We cannot predict the Closing Level of the Underlying on any scheduled trading day during the term of the Notes, including on the Final Valuation Date.

Final Underlying Level	Underlying Return	Absolute Value of the Underlying Return	Payment at Maturity	Return at Maturity[1]
180.00	80.00%	N/A	$1,010.00	1.00%
170.00	70.00%	N/A	$1,010.00	1.00%
160.00	60.00%	N/A	$1,010.00	1.00%
150.00	50.00%	N/A	$1,010.00	1.00%
140.00	40.00%	N/A	$1,010.00	1.00%
130.00	30.00%	N/A	$1,010.00	1.00%
120.00	20.00%	N/A	$1,010.00	1.00%
115.00	15.00%	N/A	$1,010.00	1.00%
110.00	10.00%	N/A	$1,010.00	1.00%
105.00	5.00%	N/A	$1,010.00	1.00%
102.00	2.00%	N/A	$1,010.00	1.00%
101.00	1.00%	N/A	$1,010.00	1.00%
100.00	0.00%	N/A	$1,010.00	1.00%
99.99	-0.01%	0.01%	$1,000.10	0.01%
99.50	-0.50%	0.50%	$1,005.00	0.50%
99.00	-1.00%	1.00%	$1,010.00	1.00%
98.00	-2.00%	2.00%	$1,020.00	2.00%
95.00	-5.00%	5.00%	$1,050.00	5.00%
90.00	-10.00%	10.00%	$1,100.00	10.00%
85.00	-15.00%	15.00%	$1,150.00	15.00%
80.00	-20.00%	20.00%	$1,200.00	20.00%
75.00	-25.00%	25.00%	$1,250.00	25.00%
74.99	-25.01%	N/A	N/A	N/A
70.00	-30.00%	N/A	N/A	N/A
60.00	-40.00%	N/A	N/A	N/A
50.00	-50.00%	N/A	N/A	N/A
[1]	The “return” is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic redemption per Note to the purchase price of $1,000 per Note.

Example 1 — The Closing Level of the Underlying increases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 110.00. Although the Underlying Return is positive, because the Notes are not automatically redeemed and the Final Underlying Level is greater than the Initial Underlying Level, the Issuer will pay the principal amount of the Notes plus a return equal to the Conditional Return of 1.00%, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × Conditional Return)
$1,000 + ($1,000 × 1%) = $1,010.00

The payment at maturity of $1,010.00 per Note represents a return on the Notes of 1.00%.

Example 2 — The Closing Level of the Underlying decreases 0.50% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 99.50, resulting in an Underlying Return of -0.50%. Although the Underlying Return is negative, because the Notes are not automatically redeemed and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will pay the principal amount of the Notes plus a positive return equal to the absolute value of the Underlying Return, which is 0.50%, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × absolute value of Underlying Return)
$1,000 + ($1,000 × 0.50%) = $1,005.00

The payment at maturity of $1,005.00 per Note represents a return on the Notes of 0.50%. Even though the Notes are not automatically redeemed, the payment at maturity is less than your payment would have been if a Barrier Event had occurred or if the Final Underlying Level had been greater than or equal to the Initial Underlying Level.

Example 3 — The Closing Level of the Underlying decreases 5.00% from the Initial Underlying Level to the Final Underlying Level of 95.00, resulting in an Underlying Return of -5.00%. Although the Underlying Return is negative, because the Notes are not automatically redeemed and the Final Underlying Level is less than the Initial Underlying Level, the Issuer will pay the principal amount of the Notes plus a positive return equal to the absolute value of the Underlying Return, which is 5%, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × absolute value of Underlying Return)
$1,000 + ($1,000 × 5%) = $1,050.00

The payment at maturity of $1,050.00 per Note represents a return on the Notes of 5.00%.

The hypothetical examples shown above apply only if you hold the Notes for their entire term. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to early redemption or redemption at maturity. Although it is not entirely clear how the comparable yield should be determined when a debt instrument may be automatically called prior to maturity, we will determine the comparable yield based upon the term to maturity of the Notes assuming no call occurs. Subject to the occurrence of a Barrier Event, upon a sale or exchange (including early redemption or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays EFS Solutions Structuring Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the redemption price or the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax (unless an income tax treaty applies) on certain “dividend equivalents” under certain “equity linked instruments.” Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury Regulations (“Qualified Indices”). In light of the fact that the Notes have a short exposure to equities, payment on the Notes to Non-U.S. Holders will not be subject to Section 871(m).

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

S&P 500® Index

The Underlying consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the Underlying. Effective March 2017, the minimum unadjusted company market capitalization for potential additions to the Underlying was increased to $6.1 billion from $5.3 billion and, effective February 2019, was further increased to $8.2 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the Underlying, but securities already included in the Underlying have been grandfathered and are not affected by this change.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through June 14, 2019, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on June 14, 2019 was 2,886.98. The dotted line represents the Lower Barrier of 2,165.24, which is equal to 75% of the Initial Underlying Level.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a return on your investment that is less than the return on a conventional debt security of the Issuer of comparable maturity.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.